Exhibit 99.1


                 ResCare Reports First Quarter Results


    LOUISVILLE, Ky.--(BUSINESS WIRE)--May 7, 2003--ResCare (NASDAQ/NM:
RSCR), the nation's leading provider of services to persons with developmental disabilities and people with special needs, today announced results for the first quarter ended March 31, 2003.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "ResCare's momentum continued in the first quarter of 2003 in spite of severe economic pressures at the state levels, including the possibility of rate reductions in a number of states. Revenues were up 7%--our 45th consecutive quarter over prior year quarter revenue increase--and earnings per share increased 40% to $0.14 per diluted share. Driving this performance was the successful integration of ARBOR E&T, the impact of 164 new community homes opened last year and, most importantly, a dedicated company-wide effort to control costs. We are indebted to our 29,000 employees, whose sacrifice and commitment have made our progress through these difficult economic times possible."
    Net income for the first quarter of 2003 was $3.4 million, or $0.14 per diluted share, compared with net income of $2.4 million, or $0.10 per diluted share, for the same period in 2002. EBITDA for the quarter increased 11% to $14.5 million compared with $13.1 million for the same period in 2002. Revenues for the first quarter of 2003 were $238.5 million compared with $222.9 million for the prior year period.
    Mr. Geary added, "I am also very pleased with our cash collection and cash flow performance for the quarter. Our new systems are coming on stream and helping to drive improved financial results. For 2003, we have estimated cash flow from operations of $35 million to $40 million. With $10 million in cash flow for the first quarter, we are on track to meet that goal."
    In closing, Mr. Geary said, "Our team has responded to difficult challenges, and we are off to an excellent start for the year. We have added 27 new homes in the first quarter, ahead of the first quarter of last year and consistent with our goal of 163 for the year. We continue to operate at 97% occupancy with waiting lists in most states. While funding pressures at the state level continue to be severe, we are working with state officials and provider groups to identify cost-saving initiatives to address state budget shortfalls as far better alternatives than reducing rates. Most understand our cost effectiveness and the value we add, and given a gradual improvement in the economy, I am optimistic about the remainder of 2003."
    A listen-only simulcast and replay of ResCare's first quarter conference call will be available on-line at www.rescare.com and www.Companyboardroom.com on May 8, 2003, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 32,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.
    The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs, statements regarding compliance with debt covenants and other risk factors and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports.



                             RESCARE, INC.
                    Unaudited Financial Highlights
                 (In thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                   2003        2002
                                                 --------    --------
Income Statement Data:
Revenues                                         $238,544    $222,914
Facility and program expenses                     214,078     200,942
                                                 --------    --------
   Facility and program contribution               24,466      21,972

Operating expenses (income):
   Corporate general and administrative             9,936       8,850
   Depreciation and amortization                    3,005       3,173
                                                 --------    --------
   Total operating expenses                        12,941      12,023
                                                 --------    --------

Operating income                                   11,525       9,949
Interest, net                                       6,137       6,037
                                                 --------    --------
Income before income taxes                          5,388       3,912
Income tax expense                                  1,940       1,467
                                                 --------    --------
   Net income                                      $3,448      $2,445
                                                 ========    ========

Basic and diluted earnings per share                $0.14       $0.10
                                                 ========    ========

Weighted average number of common shares:
 Basic                                             24,418      24,389
 Diluted                                           24,424      24,731

EBITDA (1)                                        $14,530     $13,122
EBITDAR (1)                                        23,112      20,895

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. EBITDA is one of the measures used to determine the Company's compliance with certain covenants contained in its credit facility. The table below sets forth a reconciliation of net income to EBITDA and EBITDAR. Net income is reconciled to cash flow from operating activities at the table labeled "Cash Flow Data."

                                                  Three Months Ended
                                                       March 31,
                                                   2003         2002
                                                 --------    --------
Net income as reported                             $3,448      $2,445
Add: Interest, net                                  6,137       6,037
     Depreciation and amortization                  3,005       3,173
     Income taxes                                   1,940       1,467
                                                 --------    --------
EBITDA                                             14,530      13,122
Add:  Facility rent                                 8,582       7,773
                                                 --------    --------
EBITDAR                                           $23,112     $20,895
                                                 ========    ========

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                 March 31,    Dec. 31,
                                                   2003         2002
                                                 --------    --------
Balance Sheet Data:
                                ASSETS

Cash and cash equivalents                         $68,298     $72,089
Accounts and notes receivable, net                133,321     124,609
Other current assets                               39,799      44,613
                                                 --------    --------
   Total current assets                           241,418     241,311
Property and equipment, net                        62,859      61,668
Excess of acquisition cost over net
 assets acquired, net                             228,507     218,256
Other assets                                       23,579      25,377
                                                 --------    --------
                                                 $556,363    $546,612
                                                 ========    ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                              $102,987     $96,765
Other long-term liabilities                        11,613      11,545
Long-term debt                                    261,136     261,123
Shareholders' equity                              180,627     177,179
                                                 --------    --------
                                                 $556,363    $546,612
                                                 ========    ========

                                                  Three Months Ended
                                                       March 31,
                                                   2003         2002
                                                 --------    --------
Cash Flow Data:
Net income                                         $3,448      $2,445
Adjustments to reconcile net income to cash
 provided by operating activities:
  Depreciation and amortization                     3,005       3,173
  Amortization of discount on convertible notes       104         118
  Provision for losses on accounts receivable       1,237       1,196
  Loss from sale of assets                             41          14
  Changes in operating assets and liabilities       2,229      (3,932)
                                                 --------    --------
   Cash provided by operating activities           10,064       3,014
                                                 --------    --------
Cash flows from investing activities:
 Purchases of property and equipment               (4,691)     (2,839)
 Acquisitions of businesses                        (9,000)       (100)
 Proceeds from sales of assets                        190          62
                                                 --------    --------
   Cash used in investing activities              (13,501)     (2,877)
                                                 --------    --------
Cash flows from financing activities:
 Net repayments of long-term debt                    (354)       (377)
 Proceeds received from exercise
  of stock options                                   --            87
                                                 --------    --------
   Cash used in financing activities                 (354)       (290)
                                                 --------    --------
Decrease in cash and cash equivalents             $(3,791)      $(153)
                                                 ========    ========



    CONTACT: ResCare Inc., Louisville
             Nel Taylor, 502/394-2357
             communications@rescare.com